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Exhibit 99.2

Internap Enters Into Definitive Agreement for
$101 Million of Financing

SEATTLE, WA.—July 25, 2001—Internap Network Services Corporation (Nasdaq: INAP), the leading intelligent routing services provider, today announced it has entered into a definitive agreement for a $101 million private placement of units at an effective per unit purchase price that will be the lower of $1.60 or 100% of the volume weighted average price for the five trading days following the tenth trading day after the public announcement of Internap's second quarter results. Each unit is comprised of one-twentieth (1/20) of a share of Series A preferred stock and a warrant to purchase one-fourth (1/4) of a share of common stock. Each share of Series A preferred stock will be immediately convertible into twenty shares of common stock. The five-year warrants, which will be immediately exercisable on issuance, will have an exercise price equal to the lower of $2.2753 per share, or the volume weighted average price for the five trading days following the tenth trading day after the public announcement of Internap's second quarter results.

The offering proceeds are being held in escrow subject to the completion of an affirmative shareholder vote authorizing the issuance of the securities. All investors have entered into lock-up agreements prohibiting any sale or hedging transactions in the Company's securities through the date of closing and prohibiting any sale or hedging transaction in the purchased securities after the date of closing until expiration of such lock-up agreements. Internap has agreed to file a registration statement for the resale of the shares of common stock issuable upon conversion of the Series A preferred stock and the exercise of the warrants within twenty days after the closing of the offering. The offering is expected to close in the third quarter of 2001, subject to a shareholder vote and the satisfaction of other closing conditions.

The units, preferred stock, warrants and common stock issuable upon conversion of the preferred stock and exercise of the warrants have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units, the preferred stock, the warrants and the common stock issuable upon conversion of the preferred stock and the exercise of the warrants. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

Internap Investor Services Contact Tim Hanson Internap Network Services 206-262-3742 thanson@internap.com	Internap Media Contact Bill Hankes Internap Network Services 206-262-3737 bhankes@internap.com

About Internap

Founded in 1996 in Seattle, Internap provides Internet connectivity that is faster and more reliable than conventional Internet service. Internap's patented route management technology provides direct data transmission across the major Internet backbones through a single connection from a customer's network to one of Internap's Service Points. Internap's customers bypass congestion points on the Internet, avoiding packet loss, latency and other difficulties that can plague conventional Internet connectivity. Internap services are currently available in numerous key markets throughout the United States including Atlanta, Boston, Chicago, Los Angeles, New York, San Jose and Seattle. Major companies and networks served by Internap include The Nasdaq Stock Market, Datek Online, Colgate Palmolive, Earthlink, Travelocity and many others. Internap® and P-NAP® are registered trademarks of Internap. All other trademarks and brands are the property of their respective owners. For more information, visit www.Internap.com.

"Safe Harbor" Statement

This release may contain projections or other forward-looking statements that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Internap with the SEC, including without limitation its Report on Form 10-Q for the quarter ended March 31, 2001 and Report on Form 10-K for the year ended December 31, 2000 and any later periodic reports, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including, among other things, Internap's history of operating losses and expected future losses, Internap's limited operating history, fluctuations in Internap's quarterly operating results, Internap's need for additional capital, Internet infrastructure and regulatory changes, volatility of stock price, deployment of new Service Points, integration of acquired businesses and rapid technological and market change. All forward-looking statements are based on information available to Internap on the date hereof, and Internap assumes no obligation to update such statements.

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Internap Enters Into Definitive Agreement for $101 Million of Financing